    Exhibit 19.1
AVIENT CORPORATION
Securities Trading Policy

1.General Policy: The Board of Directors of Avient Corporation (the “Company”) has determined, consistent with the Company’s Code of Conduct, that it is the Company’s policy to comply with all applicable federal and state securities laws, including those relating to buying or selling securities of the Company. In the course of conducting the Company’s business, employees or representatives of the Company or any of its affiliates may become aware of material, non-public information regarding the Company, its subsidiaries and divisions, or other companies with which we do business (this so-called “Inside Information” is defined in Section 3 below). Employees or agents of the Company or any of its affiliates and members of their immediate families may not buy or sell Company securities, or securities of any other publicly-held company, while in possession of Inside Information, even if the decision to buy or sell is not based upon the Inside Information.
In addition, entities such as trusts, foundations, partnerships, estates or other groups over which an employee has control may not buy or sell Company securities while the employee is in possession of such Inside Information. If you have Inside Information, you may not disclose that information to others, even to family members or other employees, except for employees whose job responsibilities require the information.
This policy will continue to apply to any employee or agent whose relationship with the Company terminates as long as the individual possesses Inside Information.
2.Procedures for Covered Employees: The general policy stated above applies to all employees. In order to ensure compliance with the policy, the Board of Directors of the Company has adopted the following additional procedures, which apply to (a) directors, officers and certain employees and representatives of the Company and of its affiliates, as specified in Annex A (“Covered Employees”), and (b) members of their immediate families, partnerships in which Covered Employees are a general partner; corporations in which Covered Employees, either singly or together with other Related Persons (as defined below), own a controlling interest; trusts of which Covered Employees are a trustee, settlor or beneficiary; estates of which Covered Employees are an executor or beneficiary; or any other group or entity where Covered Employees have or share with others the power to decide whether to buy Company securities (collectively, “Related Persons”). The Company has determined that these Covered Employees are likely to have access to Inside Information by virtue of their position with the Company. These procedures apply regardless of the dollar amount of the trade or the source of the Inside Information. Any questions regarding the applicability of this policy to a specific situation should be referred to the General Counsel.
3.Definitions:
Inside Information. Inside Information means information that is both material and non-public. Inside Information may include, but is not limited to, matters regarding a company’s business or financial condition, its strategic plans (including acquisitions or the sale of significant assets) or other important events that could affect the market price of the company’s securities. See Annex C for examples of information that may be considered Inside Information. For purposes of this policy, Inside Information includes any material, non-public information about the Company. It also includes material, non-public information about other publicly-held companies which is obtained in the course of employment or other involvement with the Company’s business.
Material. In general, information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to purchase, sell or hold the securities of the company in question; would significantly affect the total mix of information available to the public; or would likely affect the market price of a company’s securities. If you learn of information about the Company or other companies that might be important to an investor, the information is probably material.
Non-Public. Non-public information is company-related information that has not been released through an official news release or other official announcement. Information does not become “public” information merely because it is the subject of rumors or unofficial statements. Information should not be regarded as “public” until at least 24 hours after it has been published by a national news medium or has otherwise become available through an official news release or official announcement.
4.Summary of Federal Securities Law Requirements: The federal securities laws impose criminal and civil penalties on persons and corporations that (a) buy or sell a company’s stock or other securities while in possession of Inside Information (note that this prohibition applies regardless of how you obtain the information and whether or not you consider the Inside Information when deciding to buy or sell the security); or (b) disclose Inside Information to another person who then trades in securities.
In addition, penalties can be imposed on a company that, through its managers or supervisors:
(i)    knew or recklessly disregarded the fact that an employee or other person associated with the company was likely to engage in insider trading violations; and
(ii)    failed to take appropriate actions to prevent or detect the violation.
5.Speculative Trading and Chat Rooms Prohibited: Consistent with the Company’s philosophy to encourage long-term investments by employees, Covered Employees and their Related Persons are prohibited from engaging in any speculative transactions involving Company securities, including: (a) buying or selling options, warrants, puts or calls or similar instruments; (b) short sales, or (c) margin purchases of Company securities. Covered Employees are also prohibited from participating in online message boards, chat rooms and discussion involving the Company, its business or its securities.
6.Company Announcements: Announcements concerning the Company, its business or financial condition will only be made by authorized personnel after specific prior approval from the Investor Relations Department, in consultation with the General Counsel. All such announcements will be made in accordance with procedures established for the dissemination of Company information by the Investor Relations Department, who will ensure that significant announcements concerning the Company are simultaneously disclosed to the investing public.
7.Unauthorized Disclosure: All employees must maintain the confidentiality of Company information for competitive, security and other business reasons, as well as to comply with securities laws. All information you learn about the Company or its business plans is potentially nonpublic information until we publicly disclose it. You should treat this information as confidential and proprietary to the Company. You may not disclose it to others, such as family members, other relatives, or business or social acquaintances.
Also, legal rules govern the timing and nature of our disclosure of material information to outsiders or the public. Violation of these rules could result in substantial liability for you, the Company and its management. For this reason, we permit only specifically designated representatives of the Company to discuss the Company with the news media, securities analysts and investors. If you receive inquiries of this nature you should refer them to the Investor Relations Department.
8.Pre-Trading Clearance: Except in accordance with Section 12, the following procedure will be followed to ensure compliance with this policy. Before a Covered Employee or his or her Related Person engages in any transaction involving Company securities, or the securities of any other company that the Covered Employee knows about by virtue of his or her employment at the Company, a Covered Employee must first obtain approval for the proposed transaction from the Chief Financial Officer and General Counsel, or their designees. The request for approval should be submitted two business days in advance of the proposed transaction, if possible. The pre-trading clearance requirement may be initiated by submitting a request through PeopleLink or, if necessary, through email as described in Annex B. The Company may find it necessary, from time to time, to require compliance with the pre-clearance process from employees or agents other than and in addition to the Covered Employees.
9.“Blackout” Periods: The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Therefore, to avoid any appearance of impropriety, the Company has established four “blackout periods” annually during which Covered Employees and their Related Persons will not be permitted to trade in Company securities and Covered Employees should anticipate that no trade in the Company’s securities during such blackout periods will be pre-cleared. Covered Employees and their Related Persons may not trade in Company securities during the period beginning on the last day of each quarter and ending after the first full business day following the official, public release of quarterly and year-end financial results, as applicable. Even at times other than during the blackout periods described above, a Covered Employee and his or her Related Persons may not initiate a trade in Company securities if such Covered Employee is aware of Inside Information.
10.Trading Bans: From time to time, the Company, through the General Counsel, may prohibit trading during a time other than during a blackout period in light of developments that could involve material nonpublic information. In these situations, the General Counsel will notify particular individuals that they should not engage in trading of Company securities (except as permitted under Section 12) and should not disclose to others the fact that trading has been prohibited. If the relationship of an individual with the Company should terminate while such a notice is in effect, the prohibition will continue to apply until the General Counsel gives notice that the ban on trading has been lifted.
11.Special Circumstances: The existence of a personal financial emergency does not excuse anyone from compliance with this policy. The Company may permit exceptions to this policy for individuals only upon prior authorization by any two of the following three officers of the Company: Chief Executive Officer, Chief Financial Officer, and General Counsel.
12.Pre-arranged Trading Plans: An SEC rule, Rule 10b5-1(c), provides a defense from insider trading liability if trades occur pursuant to a pre-arranged “trading plan” that meets specified conditions. Under this rule, if you enter into a binding contract, an instruction or a written plan that specifies the amount, price and date on which securities are to be purchased or sold, and these arrangements are established at a time when you do not possess material nonpublic information, then you may claim a defense to insider trading liability if the transactions under the trading plan occur at a time when you have subsequently learned material nonpublic information. Arrangements under the rule may specify amount, price and date through a formula or may specify trading parameters which another person has discretion to administer, but you must not exercise any subsequent discretion affecting the transactions, and if your broker or any other person exercises discretion in implementing the trades, you must not influence his or her actions and he or she must not possess any material nonpublic information at the time of the trades. While trading plans can be established for a single trade or a series of trades, the Company prefers that your trading plan be established for a series of trades because Rule 10b5-1 places certain limitations on single trade plans. The Company prefers that your trading plan provide for trades other than during the established blackout periods.
It is important that you document the details of a trading plan properly. Please note that, in addition to the requirements of a trading plan described above, there are a number of additional procedural conditions to Rule 10b5-1(c) that must be satisfied before you can rely on a trading plan as an affirmative defense against an insider trading charge. These requirements include that you act in good faith, that you not modify your trading instructions while you possess material nonpublic information and that you not enter into or alter a corresponding or hedging transaction or position. Because this rule is complex, the Company recommends that you work with a broker and be sure you fully understand the limitations and conditions of the rule before you establish a trading plan.
All trading plans must be reviewed and approved by the General Counsel before they are implemented. The General Counsel must also review and approve any amendment or modification of a trading plan and approve the early termination of any trading plan. The General Counsel maintains guidelines that all plans must meet in order to be considered for approval. These guidelines include the requirement that plans only be entered into during a time other than during a blackout period and that they include a waiting period thereafter before the first trade pursuant to the trading plan, the length of which varies depending on whether or not you are a director or officer of the Company.

13.Transactions under Company Plans: This policy, other than any pre-clearance requirements in Section 8, does not apply to the exercise of an employee stock option if the exercise price is entirely paid in cash or a stock appreciation right settled and held in common shares under the Company’s equity plan(s). The policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. This policy does not apply to purchases of Company stock in the 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. The policy does apply, however, to certain elections you may make under the 401(k) plan, including an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund.
14.No Circumvention: No circumvention of this policy is permitted. Do not try to accomplish indirectly what is prohibited directly by this policy. The short-term benefits to an individual cannot outweigh the potential liability that may result when an employee is involved in the illegal trading of securities.
15.Penalties: In addition to possible criminal and civil penalties, any Covered Employee knowingly violating this policy will be subject to discipline up to and including termination for cause. The potential penalties are severe and may include a jail term of up to 20 years, a fine of up to $5,000,000 and a civil penalty of up to three times the profit gained or loss avoided.
16.Additional Requirements: The Company’s directors and officers who are subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934 or the restrictions applicable to “affiliates” under Rule 144 promulgated by the Securities and Exchange Commission will be informed of their status by the General Counsel and are reminded that additional policies and procedures are applicable to them.
17.Clarification: Any questions concerning this policy should immediately be referred to the General Counsel or his or her designee.

ANNEX A

COVERED EMPLOYEES

All Directors
All Elected Officers
All Appointed Officers
Assistant Controller
Executive Assistants to Covered Employees
Corporate Communications/Investor Relations (all levels)
Internal Audit VP, Directors, Managers and Staff of Audit (all levels),
Tax Managers and Tax Analysts, Staff of Tax (all levels)
Directors, Managers and Staff, Mergers and Acquisitions and functional professionals supporting Mergers and Acquisitions (including Legal professionals)
All Other Employees (including Finance and IT employees) with access to full quarterly results within the Avient Systems
Secretaries and Direct-Reporting Assistants to any Covered Employee
Financial and Business Consultants who have undertaken to comply with this policy

ANNEX B

Please access the PeopleLink home page and search for “pre-clearance” after clicking “My Help”

General Counsel:
    Amy M. Sanders
        Phone:    (440) 930-1318

For Pre-clearance Contact:
    Amy M. Sanders
        By Phone: (440) 930-1318 or
        By E-Mail: Amy.Sanders@Avient.com

    Jamie Beggs
        By Phone: (440) 930-3574 or
        By E-Mail: Jamie.Beggs@Avient.com

ANNEX C
The following list illustrates examples of types of information that may be considered Inside Information, if not yet available to the public:
Unpublished monthly, quarterly or annual financial information, statements or reports for the Company or its subsidiaries;
Proposed mergers, acquisitions and divestitures;
Proposed new security issues;
Liquidity or cash problems;
Changes in earnings, dividends or other financial information;
Pending patents or new products;
Credit history;
Information concerning significant changes in the business or personal lives of senior-level management;
The existence of and risks associated with significant threatened or pending litigation;
Significant regulatory proceedings and governmental investigations involving the Company;
Significant cybersecurity incidents involving the Company; and
Awareness that the Company or management’s expectations regarding Company performance differ significantly from analysts’ expectations.

THE ABOVE ITEMS ARE ONLY EXAMPLES OF INFORMATION THAT MAY BE INSIDE INFORMATION. OTHER INFORMATION MAY ALSO BE INSIDE INFORMATION. WHEN IN DOUBT, PLEASE CONTACT THE GENERAL COUNSEL.